TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT is entered into as of __________ __, 1995 by and between LIBERTY MUTUAL INSURANCE COMPANY ("Liberty"), a Massachusetts mutual insurance company, LFC HOLDINGS, INC. ("LFH"), a Massachusetts corporation, and LIBERTY FINANCIAL COMPANIES, INC. ("LFC"), a
Massachusetts corporation, acting on behalf of the LF Group (as hereinafter defined).
     LFC, which is currently an indirect partially-owned subsidiary of Liberty, and the LF Group are members of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code (as hereinafter defined), of which Liberty is the common parent. LFC and certain other members of the LF Group are included in the consolidated U.S. corporation income tax return filed by Liberty. LFH is currently an indirect wholly-owned subsidiary of Liberty and for periods prior to the date hereof LFH acted on behalf of the LF Group and owned many of the assets (including stock of various subsidiaries) now owned by LFC.

    Liberty and the LF Group desire to set out herein their tax sharing agreement for taxable years beginning on or after January 1, 1990, and in consideration of the foregoing premises and mutual covenants hereinafter set forth, Liberty and the LF Group (represented by LFH and now by LFC) agree as follows:

(1) Definitions.

     (a) For purposes of this Agreement, the terms set forth below shall be defined as follows:

          (i) Code--The Internal Revenue Code of 1986, as amended from time to time.

         (ii) Liberty Group--Liberty and all corporations (whether now existing or hereafter formed or acquired) that have consented or are required to join with Liberty (or any successor common parent corporation) in filing the Return (as hereinafter defined) for any taxable year, or portion thereof, for which this Agreement is effective.

        (iii) LF Group--Except as otherwise expressly provided herein, LFC and all corporations (whether now existing or hereafter formed or acquired) that could consent or would be required to join with LFC (or any successor common parent corporation) in filing a consolidated U.S. corporation income tax return for any taxable year, or portion thereof, for which this Agreement is effective, if LFC was not then a member of the Liberty Group (and thus LFC and its affiliated companies could file a consolidated U.S. income tax return independently from the Liberty Allocation Group) and assuming the holding period rules for the filing of a consolidated tax return by life insurance companies and non-life insurance companies were not applicable; provided that for periods prior to the date hereof this description of the LF Group shall be applied in a manner such that LFH would be substituted for LFC as a hypothetical common corporation, and all further references to LFC in this Agreement shall be deemed to refer to LFH as the context may require in addressing periods prior to the date hereof; and provided further that, notwithstanding the foregoing, the LF Group for any taxable year shall not include any corporation which is not included in the Liberty Group for that year (e.g., a life insurance company that is not permitted under Code Section 1504(c)(2)(A) to be included in the Liberty Group for such year). The members of the LF Group as of the date of this Agreement are listed in Schedule __ attached hereto.

        (iv) Liberty Allocation Group--All members of the Liberty Group other than members of the LF Group.

         (v) The Return--The consolidated U.S. corporation income tax return filed by Liberty pursuant to Section 1501 of the Code.

        (vi) Consolidated U.S. Tax Liability--All taxes shown on the Return, or as revised by administrative or judicial determination or redetermination. For purposes of this definition "taxes" means the corporate income tax imposes by Code Sections 11, 801 (including any amount imposed by reason of Section 815), and 1201(a) of the Code, the alternative minimum tax ("AMT") imposed by Section 55 of the Code, and the environmental tax ("ET") imposed by Section 59A of the Code, and any successor provision to any of these sections and any similar U.S. taxes which may be imposed by the Code in future years, as reduced by the credits allowed by Sections 27 through 29, Section 34, and Sections 38 through 42 and increased by any tax from recomputing prior year's Investment Tax Credit ("ITC"), and further adjusted for any successor or similar credit or recomputation amounts allowed or imposed by the Code.
        (vii) Taxes Payable--With respect to any taxable period, the "separate return tax liability" of the LF Group as described in Section hereof, together with any penalties attributable to any member of the LF Group that are not described in Section hereof.

       (viii) Intercompany Account--The account on the books of Liberty, on the one hand, and LFC or any member of the LF Group, on the other hand, which shall reflect all payables and receivables arising out of transactions between the Liberty Allocation Group and the LF Group.

     (b) Other terms used in this Agreement shall have the meanings ascribed to them in the Code, and the regulations and rulings issued thereunder, as from time to time in effect. Except as otherwise provided herein, this Agreement shall be interpreted in accordance with the Code and the regulations and rulings issued thereunder then in effect.

(2)  Effective Date and other Agreements.

     (a) Except as otherwise provided in this Agreement, this Agreement is applicable for all taxable periods beginning on or after January 1, 1990.

     (b) This Agreement pertains to tax sharing between the LF Group, on the one hand, and the Liberty Allocation Group, on the other hand, and shall not supersede any other agreements or understandings concerning tax sharing by members of the LF Group solely among themselves or tax sharing by members of the Liberty Allocation Group solely among themselves.

(3)  Matters Concerning the Return.

     (a) Agreement to File the Return. Unless this Agreement is terminated as provided in Section (6) hereof, LFC, for itself and on behalf of each member of the LF Group, agrees to join with Liberty in filing the Return for each taxable year for which it is eligible to do so under the Code.

     (b) Filing the Return. Liberty shall file the Return, and any amended returns, for each taxable year in accordance with Treasury Regulations from time to time promulgated under Section 1502 of the Code.

     (c) Payment of Taxes Payable. Liberty shall pay the Taxes Payable for each taxable year in accordance with Treasury Regulations from time to time promulgated under Section 1502 of the Code, such payments being reimbursed by LFC pursuant to Section 4(c).

     (d) Decisions and Actions Incidental to Filing the Return. The LF Group irrevocably appoints Liberty to be its sole and exclusive agent, duly authorized to act on behalf of the LF Group and any member of such group in Liberty's name in all matters relating to the Taxes Payable (including any refunds thereof) for each taxable year and agrees that Liberty, after consultation with LFC, shall in its sole discretion make any and all decisions and take any and all actions incidental to preparing and filing the Return for each taxable year, including, but not limited to, preparing the Return, requesting extensions of time to file the Return, making elections under the Code and compromising, settling, or litigating disputes (including any claim for refund) with the Internal Revenue Service. This authorization does not extend to the consents, elections, and changes referenced as exceptions in the first sentence of Treas. Reg. 1.1502-77(a). LFC further agrees to
         (i) furnish Liberty with any and all information requested by Liberty in order to carry out the provisions of this Agreement, (ii) cooperate with Liberty in executing and filing any return, statement, election, or consent provided for in the Code, regulations, and rulings issued thereunder as from time to time in effect, (iii) take such action as Liberty may request, including, but not limited to, the filing of requests for extension of time within which to file tax returns, and (iv) cooperate in connection with any refund claim, audit, or administrative, judicial, or other proceeding. Liberty agrees to furnish LFC with information solely in Liberty's possession that affects a LF Group tax return.

     (e) The LF Group shall reimburse Liberty for any outside legal and accounting expenses incurred by Liberty in the course of the conduct of any audit or contest regarding the Consolidated U.S. Tax Liability, and for any other expenses incurred by Liberty in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to a LF Group issue.

     (f) The LF Group shall furnish to Liberty in a timely manner such information and documents as Liberty may reasonably request for purposes of preparing the Return.

(4)  Earnings and Profits and Tax Sharing.

     (a) Earnings and Profits.

         Pursuant to Code Section 1552 and the Treasury Regulations promulgated thereunder and to Treasury Regulation ss. 1.1502-33, for the purpose of determining earnings and profits of each member of the Liberty Group, Liberty has filed elections with the Internal Revenue Service for and on behalf of the Liberty Group to allocate the Consolidated U.S. Tax Liability. Nothing in this Agreement shall be construed to affect the allocation of tax required pursuant to these elections, or any amendments or modifications thereto, for the purpose of determining the earnings and profits of the members of the Liberty Group, and Liberty, in its sole discretion, is authorized to seek any change in the method of calculating earnings and profits as it deems desirable.

     (b) Tax Sharing.

         For the purpose of determining the Taxes Payable by the LF Group under this Agreement, a "separate return tax liability" shall be determined for the LF Group by calculating the sum of the amounts described in the succeeding paragraphs 4(b)(i), 4(b)(ii), and 4(b)(iii) hereof and applying the following principles as set out in said paragraphs--

         (i) U.S. regular corporate income tax shall be allocated to the LF Group, for each taxable year for which Liberty files a Return, in an amount determined by reference to a pro forma consolidated U.S. income tax return (the "LFC Pro Forma Return") prepared by the LF Group, taking into account elections, methods of accounting, and positions with respect to specific items that are consistent with those made or used by Liberty for purposes of the applicable Return.

                The LFC Pro Forma Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits, or other tax attributes that could have been utilized by the LF Group if the LF Group had never been included in Liberty's consolidated U.S. income tax returns, as follows:

                   (A) carryovers from prior taxable years beginning on or after January 1, 1990, other than carryovers of tax attributes from the Liberty Allocation Group; or

                   (B) carryovers from prior taxable years beginning before January 1, 1990, attributable to (i) an LF Group member whose tax attributes could have been utilized by the LF Group if such member had been in the LF Group (and the LF Group had not been included in a consolidated U.S. income tax return filed by Liberty) for each taxable year in which such member was in fact included in a consolidated U.S. income tax return filed by Liberty, except for those tax attributes shown on Schedule __ hereto as not available for carryover; or (ii) Liberty Financial Services, Inc., and its subsidiaries (collectively, "LFS") that are subject to Separate Return Limitation Year (SRLY) limitations presently provided in Treasury Regulations Section 1.1502-21(c), to the extent that such losses can be used against the separate income of LFS.

              Any provision of the Code that requires consolidated computations, such as Sections 861 and 1231, shall be applied separately to the LF Group for purposes of preparing the LFC Pro Forma Return as if the LF Group filed a consolidated U.S. income tax return independently from the Liberty Allocation Group; provided, however, that any dividends received by one member of the Liberty Group from another member will be assumed to qualify for the 100 percent dividends received deduction of Code Section 243, or shall be eliminated from such calculation in accordance with Treasury Regulations Section 1.1502-14(a)(1). Section 1.1502-13 of the Regulations shall be applied as if the LF Group and the Liberty Allocation Group were separate affiliated groups, except that the LFC Pro Forma Return shall include (A) all gains or losses recognized by the LF Group on transactions between members of the LF Group which are restored pursuant to
              Section 1.1502-13(f)(1)(iii) of the Regulations and actually reflected on the Liberty consolidated U.S. income tax return as a result of the LF Group ceasing to be included in the Liberty consolidated U.S. income tax return; and (B) all gains or losses recognized by the LF Group on transactions which occurred prior to the 1990 tax year between members of the LF Group, on the one hand, and other members of the LF Group or members of the Liberty Allocation Group, on the other hand, which are restored pursuant to Sections 1.1502-13 or 1.1502-14 of the Regulations and actually reflected on the Liberty consolidated U.S. income tax return.

              The LFC Pro Forma Return shall be provided to Liberty no later than 75 days prior to the due date (including extensions) for the Return;

         (ii) AMT and ET shall be allocated to the LF Group in an amount equal to the AMT or ET determined as if the LF Group filed a consolidated U.S. income tax return as an affiliated group independently from the Liberty Allocation Group; provided, however, that a portion of the ET exemption of the Liberty Group, as provided in Code Section 59A(a)(2), shall be allocated to the LF Group in the same proportion that the alternative minimum taxable income ("AMTI") of the LF Group, as shown on the LF Group Pro Forma Return, bears to the AMTI of the Liberty Group; and

        (iii) any penalty included in the Consolidated U.S. Tax Liability shall be allocated to the LF Group to the extent that the LF Group would have been liable for such penalty had it filed a consolidated U.S. income tax return as an affiliated group independently from the Liberty Allocation Group; provided, however, that any penalty allocated to the LF Group shall not exceed any penalty imposed upon the Liberty Group for any particular tax year.

     (c) Reimbursement of Taxes Payable. LFC shall pay Liberty the net amount of the Taxes Payable (including for this purpose any estimated taxes payable pursuant to Code Section 6655) for any taxable year allocated to the LF Group under paragraphs 4(b)(i) through 4(b)(iii) hereof on or before the date on which Liberty is required to make any payments of Taxes Payable (either separately or as a component of Consolidated U.S. Tax Liability) under paragraph 3(c) hereof.

         If the amount of any estimated payments due pursuant to Code Section 6655 which are paid by LFC to Liberty for any taxable year exceeds the Taxes Payable for such tax year, Liberty shall apply such excess to the tax liability for subsequent periods or, when reasonably requested by LFC under the circumstances, refund such excess to LFC.

     (d) Reimbursement of Tax Benefits. If a net operating loss, net capital loss, excess tax credit, or other tax attribute exists and is shown on a LFC Pro Forma Return, and such item is not utilized on such LFC Pro Forma Return, Liberty shall pay to LFC within 90 days after the due date (including extensions) for the Return the refund (including any interest attributable thereto) which the LF Group would have received as a result of the carryback of such attribute to a LFC Pro Forma Return for the LF Group for any taxable year or years in which the LF Group is included in the Liberty Group; provided, however, that no such carryback shall be permitted to a taxable year beginning before January 1, 1990. For purposes of determining the amount of the carryback allowable to any taxable year, the taxable income for such taxable year shall be computed by taking into account the tax attributes shown on Schedule __ hereto as if they did not appear on such Schedule.

     (e) Changes in Taxes Payable and Reimbursements. The allocations and reimbursements described in Section (4) shall be recomputed for any taxable year in which there is, under the principles of this Agreement, (A) a carryback or carryforward of an unused net operating loss, loss from operations (as defined in Code Section 810), capital loss, ITC, general business credit, foreign tax credit, or other tax credits to such taxable year; or (B) a revision, adjustment or redetermination resulting from action on an amended return or refund claim, or from any other administrative or judicial determination. The changes to Taxes Payable (including any interest attributable thereto) so recomputed shall be reimbursed by Liberty or LFC, as the case may be, within thirty days of the date the deficiency is paid or the refund is received by Liberty. Any such reimbursement shall not accrue interest for such thirty day period.

         If there is a revision, adjustment, or redetermination resulting from action on an amended return or refund claim, or from any other administrative or judicial determination, and such revision, adjustment, or redetermination results in a change to the tax attributes, for any taxable year beginning before January 1, 1990, of a member of the LF Group: (A) if such change is to tax attributes shown as not available for carryforward on Schedule __ attached hereto, any increase in tax (including any interest attributable thereto) attributable to such change shall be reimbursed by the LF Group in a manner consistent with the preceding paragraph, provided that such reimbursement shall only be required to the extent that such member of the LF Group was previously compensated for the use of such tax attribute by a member of the Liberty Allocation Group; (B) if such change is to tax attributes available for carryforward to the LF Group's Pro Forma Returns under Section 4(b)(i) hereof, any increase in tax (including any interest attributable thereto) attributable to such change shall be paid by Liberty, provided that such tax attribute was previously utilized to reduce tax shown as due in a U.S. consolidated income tax return filed by Liberty, and the tax attributes available for carryforward to the LF Group's Pro Forma Returns shall be appropriately reduced; and (C) any increase in tax attributes pursuant to such revision, adjustment, or redetermination shall be treated as an addition to those available for carryforward on the LF Group's Pro Forma Returns. In the case of an increase in tax, to the extent that it cannot be determined whether the tax attributes that have been changed are described in clause (A) or clause (B) of the preceding sentence, a reasonable allocation based on all the facts and circumstances shall be made.

     (f) Post-Consolidation Payments and Adjustments.

          (i) If, in any year after the LF Group ceases to be part of the Liberty Group, a LF Group consolidated U.S. income tax return reflects a net operating loss, loss from operations, excess credit, or any other tax attribute, and such attribute can be carried back to a Return, Liberty, upon LFC's written request, shall file a claim for a refund electing such carryback, and Liberty shall pay to LFC the amount of any refund, credit, or offset of tax liability (including interest thereon) which Liberty, as common parent for the former Liberty Group, actually receives as a result of the carryback of such attribute; provided, however, that the amount of any such refund paid to LFC (excluding interest thereon) shall not exceed the lesser of
              (A) the net amount of the payments made by LFC to Liberty in accordance with this Agreement for the taxable year(s) of the Liberty Group to which the LF Group attributes resulting in the refund could be carried; and (B) the amount which LFC would receive if LFC had not been included in any Return, but had filed a consolidated U.S. income tax return independently from the Liberty Allocation Group for such year(s); provided further, that no such carryback shall be permitted to a taxable year beginning before January 1, 1990. Liberty shall pay the amount of any refund described in this Section 4(f)(i) to LFC within thirty days after receipt thereof. Any such payment shall not accrue interest for such thirty day period.

         (ii) If, in any year after the LF Group ceases to be a member of the Liberty Group, a LF Group Pro Forma Return reflects a lower tax liability than that reflected on the LF Group's actual consolidated U.S. income tax return as a result of the inclusion of LF Group tax attributes (other than tax attributes carried back pursuant to Section 4(f)(i) hereof) in any Return, Liberty shall refund to LFC the lesser of (A) the difference between the tax liability reflected on the LF Group's Pro Forma Return and its actual consolidated U.S. tax liability; or (B) the amount by which the tax liability (or liabilities) reflected on the Return (or Returns) was reduced by the inclusion of such LF Group tax attributes; provided, however, that no refund shall be made (A) with respect to tax attributes of any member of the LF Group arising from transactions outside the ordinary course of the business of such member as conducted during the period when the LF Group was part of the Liberty Group; (B) with respect to tax attributes arising from new businesses engaged in or acquired by any member of the LF Group after the LF Group ceases to be a part of the Liberty Group; or (C) if, and to the extent that, as a consequence of transactions related to the LF Group leaving the Liberty Group or transactions thereafter occurring, the LF Group's (or any of its members') ability to carry forward and use tax attributes taken into account in any Return would have been limited under Code Sections 382 or 383 or otherwise unavailable to the LF Group had the LF Group been a separate affiliated group rather than a part of the Liberty Group during the relevant years.

              The refund provided in the preceding paragraph shall be paid by Liberty to the LF Group within 30 days after the LF Group has filed its actual consolidated U.S. income tax return for the taxable year.

        (iii) In any year after the LF Group ceases to be a member of the Liberty Group, no member of the LF Group shall, in a U.S. income tax return, take a position, or report any item of income, deduction, or credit or other tax item utilizing an accounting method, that is inconsistent with positions taken or accounting methods utilized in any Return without the prior consent of Liberty, which consent shall not unreasonably be withheld.

     (g) Foreign, State, and Local Income, Franchise, or Excise Taxes. In the event that any item of income, deduction, or other tax attribute of one or more members of the LF Group is included, as may be required by law or considered appropriate, in a combined, joint, consolidated, or similar foreign, state, or local income, franchise, or excise tax return with a tax item of any member(s) of the Liberty Allocation Group, the appropriate members of the Liberty Group and the appropriate members of the LF Group shall file such returns, pay such taxes, make reimbursements, and make decisions and take actions incidental to the filing of any such returns, and the payment of any such taxes, on a jurisdiction-by-jurisdiction basis in a manner consistent with the approach provided by Section (3) and Sections
         (4)(a) through 4(f) hereof; provided, however, that Taxes Payable for purposes of this Section 4(g) shall not exceed the actual foreign, state, or local tax liability shown on such return (but provided further, however, that appropriate adjustments shall be taken into account in cases where Taxes Payable have thus been limited to actual tax liability, including but not limited to (i) potential corresponding increases in Taxes Payable in other taxable years and (ii) adjustments in determining carryovers and carrybacks). In the case of any return described in this subsection, a member of the Liberty Allocation Group shall have the rights and duties of Liberty.

         Members of the LF Group shall not, on any foreign, state, or local returns, take positions, or report items of income, deduction, or credit or other tax items utilizing accounting methods, that are inconsistent with positions taken or accounting methods utilized on any of the Returns without the prior consent of Liberty, which consent shall not unreasonably be withheld.

     (h) Computation and Payment of Tax Amounts and Reimbursements. Computations of the tax payments or reimbursements of Liberty or LFC as hereinabove described shall be made periodically during the year by the Liberty Tax Department at its corporate offices. For tax payments or reimbursements with respect to the Return, such computations shall be made from the information utilized, and in accordance with the usual procedures followed, by the Liberty Tax Department in determining the estimated Taxes Payable and estimated foreign, state, and local income, franchise, or excise tax liabilities. When the Return and the foreign, state, and local income, franchise, or excise tax returns for each year have been filed by Liberty, the Liberty Tax Department shall recompute the actual tax payments or reimbursements, based on the Taxes Payable and the foreign, state, and local income, franchise, or excise taxes payable. Except as specifically provided in paragraphs through , the estimated tax payments or reimbursements, the payment or reimbursement based on the Return and the foreign, state, and local income, franchise, or excise tax returns as filed, and any payments or reimbursements attributable to redeterminations shall be paid by Liberty to LFC or by LFC to Liberty, as the case may be, before the end of the calendar month in which payments are due, such returns are filed, the deficiency is paid, or the refund is received, as the case may be.

(5)  Books.

     The Liberty Allocation Group and the LF Group shall make clear and suitable entries and notations on their books and records, which shall reflect all transactions arising under this Agreement. Employees of Liberty and the LF Group and independent certified public accountants from time to time designated by Liberty or LFC shall have the right to examine the other party's books, records, and files relating to transactions arising under this Agreement.

(6)  Termination.

     (a) This Agreement shall continue in effect unless and until LFC ceases to be a member of the Liberty Group; provided, however that Section 4(f) of this Agreement shall continue in effect until the expiration of any applicable carryback or carryforward period, as the case may be.

     (b) If any corporation which has been a member of the LF Group ceases to be a member of the LF Group, this Agreement shall cease to apply to any income, loss, deductions, or credits of that corporation after it ceases to be a member of the LF Group.

     (c) The termination of this Agreement as hereinabove provided shall not affect the rights or obligations of either party arising out of events described in Sections (4)(e) or (4)(f), or any transaction entered into prior to the effective date of such termination, including, but not limited to, rights or obligations recorded in the Intercompany Account or as a loan between the parties.

(7)  Waiver.

     Except as specifically provided elsewhere in this Agreement, Liberty and the LF Group hereby waive (a) any failure or delay on the part of the other in asserting or enforcing any right which it may have at any time under this Agreement and (b) any notice of presentment, demand for payment, notice of nonpayment or default, protest and notice of protest and all other notices to which it might be entitled by law in connection with any obligation of one party to the other.

(8) Dispute Resolution. In the event of a disagreement between the parties hereto, including with respect to the actions and decisions described in Section hereof:

     (a) During any period in which LFC is a member of the Liberty Group, the decision of a firm of independent auditors of nationally recognized standing selected by both Liberty and LFC shall be final; and

     (b) If LFC is not a member of the Liberty Group, and the parties are, after negotiation in good faith, unable to agree upon the appropriate application of this Agreement, the controversy shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Upon written notice by either party directly affected by the controversy to the other party that the controversy is to be submitted to arbitration, each party shall by written notice to the other appoint an independent arbitrator (who shall be a tax attorney or certified public accountant) within 30 days. Those two arbitrators shall appoint a third arbitrator within thirty days after their appointment. If a third arbitrator is not appointed within such period, either party may apply to the American Arbitration Association to make such appointment, and all parties shall be bound by any appointment so made. If only one arbitrator is appointed by the parties, such arbitrator's determination shall be final. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction. The locale of the arbitration shall be Boston, Massachusetts. The expenses of the arbitration procedure shall be borne equally by the parties directly affected thereby.

(9) Cooperation. Each and every member of the Liberty Group shall cooperate fully with all others in order to effectuate the purposes of this Agreement.

(10) Miscellaneous.

     (a) Any provision of this Agreement that requires one or more members of the LF Group to take or to refrain from taking action shall be construed to include a requirement either that LFC cause such member(s) of the LF Group to take or refrain from taking such action or that LFC take such action on behalf of such member(s) of the LF Group. Any provision of this Agreement that requires Liberty to make a payment to any member of the LF Group shall be satisfied by a payment to LFC on behalf of such member.

     (b) If any member of the LF Group shall hereafter acquire control of any corporation to the extent that such corporation becomes a member of the Liberty Group, the acquiring member agrees to cause such corporation to become a party to this Agreement.

     (c) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     (d) This Agreement and all rights and obligations hereunder shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     (e) This Agreement may not be amended or supplemented except by an instrument in writing signed by the parties.

     (f) All headings herein are for convenience of reference only and shall be disregarded in the interpretation hereof.

     (g) Where amounts due pursuant to the terms of this Agreement are not paid by the time provided for herein, such amounts shall be treated as debts of the obligor-party to the obligee-party and shall bear interest at a rate equal to the short-term applicable federal rate, based on monthly compounding, as determined from month to month under applicable provisions of the Internal Revenue Code of 1986, as amended. Nothing in this subsection shall affect the rights or obligations of any party to this Agreement to receive or pay, as the case may be, an amount of interest (or allocable portion thereof) on taxes refunded from or payable to the Internal Revenue Service or any other taxing authority that is equal to the actual interest amounts paid or charged by the Internal Revenue Service or such other taxing authority.

     (h) This Agreement shall be applied and interpreted in a manner such that its purposes and objectives, as reflected herein, may be achieved, and any changes in applicable tax or other law, including U.S. consolidated income tax return regulations, that may be enacted or adopted after the date of this Agreement and that may affect the application of this Agreement shall be construed and applied to the extent possible in such a manner as to permit the continued application of this Agreement on a consistent basis in furtherance of its purposes and objectives.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this ____ day of ________, 1995.

                                LIBERTY FINANCIAL COMPANIES, INC.,
                                for itself and each member of the LF Group

                                By:  ___________________________

                                Title:  ________________________



                                LIBERTY MUTUAL INSURANCE COMPANY

                                By:  ___________________________

                                Title:  ________________________



                                LFC HOLDINGS, INC.
                                for itself and each member of the LF Group for periods prior to the date hereof

                                By:  ___________________________

                                Title:  ________________________